Exhibit 4.23

EXECUTION VERSION

DATED ____May, 2020

CEMEX, S.A.B. de C.V.

as Borrower and Obligors’ Agent

THE SUBSIDIARIES NAMED HEREIN as Mexican Obligors

and

CITIBANK EUROPE PLC, UK BRANCH

acting as Agent

Amendment Agreement in relation to the

Facilities Agreement

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(RWB/VJ/HXG)

567112493

THIS AGREEMENT is dated ___ May, 2020 and made between:

(1)	CEMEX, S.A.B. de C.V. (the “Borrower”);

(2)

CEMEX, S.A.B. de C.V. as obligors’ agent pursuant to clause 34.8 (Obligor Agent) of the Facilities Agreement in respect of each Obligor (other than itself and the Mexican Obligors) (the “Obligors’ Agent”);

(3)	THE SUBSIDIARIES of the Borrower listed in Schedule 1 (The Mexican Obligors) as Mexican Obligors (the “Mexican Obligors”); and

(4)	CITIBANK EUROPE PLC, UK BRANCH as agent on behalf of the Finance Parties (the “Agent”).

RECITALS:

(A)

The Borrower has requested the consent of the Lenders to amend the terms of the Facilities Agreement as set out in the consent request from the Borrower dated 23 April 2020 (as amended or supplemented from time to time, the “Consent Request”).

(B)

The Parties have agreed to amend the terms of the Facilities Agreement (as defined below) as set out in Clause 3 (Amendment of the Facilities Agreement). These amendments have been agreed by the Majority Lenders and the Borrower in accordance with paragraph (a) of clause 38.1 (Required consents) of the Facilities Agreement.

(C)	The Agent executes this Agreement pursuant to paragraph (b) of clause 38.1 (Required consents) of the Facilities Agreement as agent on behalf of the Finance Parties.

(D)

The Borrower executes this Agreement (i) in its own capacity and (ii) as Obligors’ Agent pursuant to clause 34.8 (Obligor Agent), and paragraph (c) of clause 38.1 (Required consents), of the Facilities Agreement in respect of each Obligor (other than itself and the Mexican Obligors).

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement (including the Recitals):

“Amendment Effective Date” means the date on which the Agent confirms to the Lenders and the Borrower that it has received each of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in a form and substance satisfactory to the Agent (acting reasonably).

“Amended Facilities Agreement” means the Facilities Agreement, as amended pursuant to Clause 3 (Amendment of the Facilities Agreement).

“Facilities Agreement” means the facilities agreement dated 19 July 2017 between, among others, the Borrower, the financial institutions named therein as original lenders, the Agent and the Security Agent as amended and restated on 2 April 2019 pursuant to an amendment and restatement agreement dated 2 April 2019 between, among others, the Borrower, the financial institutions named therein as original lenders, the Agent and the Security Agent and as amended and restated on 4 November 2019 pursuant to an amendment and restatement agreement dated 4 November 2019 between, among others, the Borrower and the Agent.

“Guarantee Obligations” means all the guarantee and indemnity obligations of a Guarantor contained in the Facilities Agreement.

“Mexican Security Trustee” has the meaning given to that term in the Intercreditor Agreement.

1.2	Incorporation of defined terms

(A)	Unless a contrary intention is stated, a term defined in the Facilities Agreement has the same meaning in this Agreement.

(B)

The principles of construction set out in the Facilities Agreement shall have effect as if set out in this Agreement as if references in those clauses to “this Agreement” are references to this Agreement.

1.3	Scope

This Agreement is supplemental to and amends the Facilities Agreement.

1.4	Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a clause in or a schedule to this Agreement.

1.5	Designation

This Agreement is designated as a Finance Document in accordance with the Facilities Agreement by each of the Borrower and the Agent.

2.	Conditions precedent

2.1	Conditions precedent to the Amendment Effective Date

The Borrower shall deliver to the Agent, in form and substance satisfactory to the Agent (acting reasonably), all of the documents and other evidence listed in Schedule 2 (Conditions Precedent).

2.2	Confirmation of conditions precedent

(A)	The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied in respect of Clause 2.1 (Conditions precedent to the Amendment Effective Date).

(B)

The Lenders authorise (but do not require) the Agent to give notifications pursuant to paragraph (A) above. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notifications.

3.	Amendment of the Facilities Agreement

With effect from the Amendment Effective Date, the Facilities Agreement shall be amended as set out in Schedule 3 (Amendments to the Facilities Agreement).

For the avoidance of doubt, with effect from the Amendment Effective Date, each reference in the Facilities Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Facilities Agreement, and each reference in the other Finance Documents to “the Facilities Agreement”, “thereunder”, “thereof” or words of like import referring to the Facilities Agreement, shall mean and be a reference to the Facilities Agreement as modified hereby.

4.	Representations

(A)	The Repeating Representations are deemed to be made by each Obligor to the Finance Parties (by reference to the facts and circumstances then existing) on:

(i)	the date of this Agreement; and

(ii)	the Amendment Effective Date,

and references to “this Agreement” in the Repeating Representations should be construed, on the date of this Agreement, as references to this Agreement and to the Facilities Agreement and, on the Amendment Effective Date, the Amended Facilities Agreement.

(B)

The Borrower represents and warrants that pursuant to clause 34.8 (Obligor Agent) of the Facilities Agreement, it is agent of each Obligor (other than itself) in relation to the Finance Documents and authorised, inter alia, to execute this Agreement on behalf of each Obligor (other than itself and the Mexican Obligors) and each such Obligor shall be bound thereby as though such Obligor itself had executed this Agreement.

5.	Continuity and further assurance

5.1	Continuing obligations

The provisions of the Facilities Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.

5.2	Confirmation of Guarantee Obligations

(A)

For the avoidance of doubt, the Borrower (for itself and as Obligors’ Agent other than for the Mexican Obligors) confirms for the benefit of the Finance Parties that all Guarantee Obligations owed by a Guarantor under the Amended Facilities Agreement shall remain in full force and effect notwithstanding the amendments referred to in Clause 3 (Amendment of the Facilities Agreement).

(B)

For the avoidance of doubt, each Mexican Obligor to the extent that it is a Guarantor confirms for the benefit of the Finance Parties that all Guarantee Obligations owed by it under the Amended Facilities Agreement shall remain in full force and effect notwithstanding the amendments referred to in Clause 3 (Amendment of the Facilities Agreement).

5.3	Confirmation of Security

(A)

For the avoidance of doubt, the Borrower (for itself and as Obligors’ Agent other than for the Mexican Obligors) confirms for the benefit of the Finance Parties that the Security created by the Security Providers pursuant to the Transaction Security Documents:

(i)	remains in full force and effect notwithstanding the amendments referred to in Clause 3 (Amendment of the Facilities Agreement); and

(ii)

continues to secure the Secured Obligations (as defined in the Intercreditor Agreement) of the Security Providers under the Finance Documents as amended (including, but not limited to, under the Amended Facilities Agreement).

(B)

For the avoidance of doubt, each Mexican Obligor to the extent that it is a Security Provider confirms for the benefit of the Finance Parties that the Security created by it pursuant to the Transaction Security Documents:

(i)	remains in full force and effect notwithstanding the amendments referred to in Clause 3 (Amendment of the Facilities Agreement); and

(ii)	continues to secure its Secured Obligations (as defined in the Intercreditor Agreement) under the Finance Documents as amended (including, but not limited to, under the Amended Facilities Agreement).

5.4	Further assurance

The Borrower and each Mexican Obligor shall, and the Borrower shall procure that each Obligor shall, at the request of the Agent and at the Borrower’s or the relevant Obligor’s own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

5.5	Notarisation in Spain

The Borrower shall, after receipt of written notice from the Agent specifying the relevant date (with such written notice only being capable of being given in accordance with sub-paragraphs (A) and (B) below), appear (and ensure that CEMEX España, S.A. and each member of the Group party to this Agreement appears as well as, in respect of any Transaction Security Document governed by Spanish law, CEMEX España, S.A., New Sunward Holding B.V. and/or

any other member of the Group which at the time is a shareholder in CEMEX España, S.A. and provides security over its shares in accordance with the relevant Transaction Security Document governed by Spanish law, appears) before a notary in Madrid to raise this Agreement and execute, ratify and raise any Transaction Security Document governed by Spanish law to the status of a Spanish Public Document provided that:

(A)

restrictions on free movement of people imposed in Spain, Mexico and any other jurisdiction in which a shareholder of CEMEX España, S.A. is incorporated, as a result of, arising from or related to the COVID-19 pandemic have been lifted, otherwise cease to apply in whole or in part and, taking into account the position in relation to notarisation and apostilling processes, it has been specifically confirmed between the Borrower, the Agent and the relevant notaries that the necessary notarisation and apostilling can occur (such confirmation to be given as soon as it is reasonably practicable to reach the conclusion that the necessary notarisation and apostilling can occur); and

(B)

the relevant date specified in the notice from the Agent is no sooner than fifteen Business Days after the date on which the Borrower, the Agent and the relevant notaries specifically confirm, pursuant to paragraph (A) above, that the necessary notarisation and apostilling can occur.

For the avoidance of doubt, only one such notice may be given by the Agent and nothing in this Clause 5.5 shall imply any obligation on the Borrower to ensure any Lender or the Agent or the Custodian or the Security Agent appear before such notary.

5.6	Confirmation in Mexico

On or before the date falling thirty Business Days after the date of this Agreement (unless otherwise agreed between the Borrower and the Agent), the Borrower shall ensure that the Security Agent has received evidence, in form and substance satisfactory to it (acting on the instructions of the Agent):

(A)	of the amendment to the Facilities Agreement;

(B)

that the settlors (Fideicomitentes) party to the Mexican Security Trust, have given written notice to the Mexican Security Trustee of the execution of this Agreement and a copy of such document including Schedule 3 (Amendments to the Facilities Agreement), and that such settlors confirm that the Amended Facilities Agreement constitutes the Contrato de Financiamiento Aplicable (as defined in the Mexican Security Trust); and

(C)	that the Mexican Security Trustee has received and accepted the notice and confirmation described in paragraph (B) above.

6.	Costs and expenses

(A)	The Borrower must pay the Majority Consent Fee (as defined in the Consent Request) within twenty Business Days from the Amendment Effective Date.

(B)

The Borrower shall, within three Business Days of demand, reimburse (or procure the reimbursement of) the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement.

7.	Miscellaneous

7.1	Incorporation of terms

The provisions of clause 34 (Notices), clause 36 (Partial Invalidity), clause 37 (Remedies and Waivers) and clause 42 (Enforcement) of the Facilities Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” or “the Finance Documents” are references to this Agreement.

7.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

7.3	Finance Documents

The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Finance Party under any of the Finance Documents, nor, except as expressly provided herein, constitute a waiver or amendment of any provision of any of the Finance Documents.

8.	Governing Law

This Agreement, and any non-contractual obligations arising out of or in connection with it, are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Mexican Obligors

Mexican Obligor	Registration number or equivalent	Jurisdiction

CEMEX Concretos, S.A. de C.V.	CCO-740918-9M1	Mexico

CEMEX Operaciones México, S.A. de C.V.	CDC-960913-SK6	Mexico

CEMEX Transporte, S.A. de C.V.	CTR-000410-NZ3	Mexico

Schedule 2

Conditions Precedent

1.	Obligors

(a)

A certificate of an authorised signatory of the Borrower and each Mexican Obligor certifying that the constitutional documents previously delivered to the Agent for the purposes of the Facilities Agreement have not been amended and remain in full force and effect or a copy of its constitutional documents (certified by a notary public or otherwise authenticated).

(b)

A copy of a power of attorney (duly notarised before a Mexican notary public) containing authority for acts of administration and execution of negotiable instruments of the Borrower and each Mexican Obligor, approving the terms of, and the transactions contemplated by, this Agreement and resolving that the Borrower (for itself and as Obligors’ Agent for each Obligor other than the Mexican Obligors) and each Mexican Obligor execute this Agreement and/or authorising a specified person or persons to execute this Agreement on its behalf, provided that a certificate of an authorised signatory of the Borrower and each Mexican Obligor confirming that the relevant power of attorney a copy of which was delivered to the Agent for the purposes of the Facilities Agreement has not been amended and remains in full force and effect may be provided instead of the power of attorney described in this paragraph.

(c)	If not previously delivered to the Agent for the purposes of the Facilities Agreement, a specimen of the signature of each person authorised by the document referred to in paragraph (b) above.

(d)	A certificate of an authorised signatory of the Borrower and each Mexican Obligor:

(i)

confirming that the power of attorney in favour of the Process Agent and any appointment and acceptance letter previously delivered to the Agent for the purposes of the Facilities Agreement have not been amended and remain in full force and effect or attaching a power of attorney (duly notarised before a Mexican notary public) in favour of the Process Agent, together with any necessary appointment and acceptance letter; and

(ii)	certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal Opinions

(a)	An incorporation and authority legal opinion of the in-house counsel of the Borrower as to Mexican law, substantially in the form distributed to the Agent prior to signing this Agreement.

(b)	A legal opinion of Clifford Chance, S.L.P.U., legal advisers to the Lenders as to English law, substantially in the form distributed to the Agent prior to signing this Agreement.

Schedule 3

Amendments to the Facilities Agreement

1.	Financial Covenant amendments

The tables included at Clauses 21.2(a) (Consolidated Coverage Ratio) and 21.2(b) (Consolidated Leverage Ratio) will be deleted in their entirety and replaced with the following:

Clause 21.2(a) (Consolidated Coverage Ratio)

Column 1 Reference Period ending	Column 2 Ratio
30 June 2020	1.75:1

30 September 2020	1.75:1

31 December 2020	1.75:1

31 March 2021	1.75:1

30 June 2021	2.25:1

30 September 2021	2.25:1

31 December 2021	2.50:1

31 March 2022	2.50:1

30 June 2022	2.50:1

30 September 2022	2.50:1

31 December 2022 and each subsequent Reference Period	2.75:1

Clause 21.2(b) (Consolidated Leverage Ratio)

Column 1 Reference Period ending	Column 2 Ratio

30 June 2020	6.75:1

30 September 2020	7.00:1

31 December 2020	7.00:1

31 March 2021	7.00:1

30 June 2021	6.00:1

30 September 2021	5.75:1

31 December 2021	5.75:1

31 March 2022	5.75:1

30 June 2022	5.25:1

30 September 2022	5.25:1

31 December 2022	4.75:1

31 March 2023	4.75:1

30 June 2023 and each subsequent Reference Period	4.50:1

2.	Amendments to the definition of Margin

The wording underlined and in bold in the table below will be added to the current table set out in paragraph (b) of the definition of Margin. The entire table is set out below for completeness.

Consolidated Leverage Ratio	Margin (per cent. per annum)
Greater than or equal to 6.00:1	4.750

Less than 6.00:1 but greater than or equal to 5.50:1	4.250

Less than 5.50:1 but greater than or equal to 5.00:1	3.750

Less than 5.00:1 but greater than or equal to 4.50:1	3.000

Less than 4.50:1 but greater than or equal to 4.00:1	2.500

Less than 4.00:1 but greater than or equal to 3.50:1	2.125

Less than 3.50:1 but greater than or equal to 3.00:1	1.750

Less than 3.00:1 but greater than or equal to 2.50:1	1.500

Less than 2.50:1	1.250

3.	Amendments to the Capital Expenditure Provisions

(a)	Clause 21.2(c)(Capital Expenditure) will be amended so that the wording underlined and in bold below is added to the Clause:

“(c)

the aggregate Capital Expenditure of the Group (other than: (i) any Caliza Expansion Capital; (ii) any Centurion Expansion Capital; and (iii) subject to paragraph (f) below, any amount of Capital Expenditure that is funded from Relevant Proceeds (including any amount of Financial Indebtedness incurred which corresponds with any amount of Relevant Proceeds utilised to repay Financial Indebtedness)) in respect of (i) any Financial Year up to and including the Financial Year ended 31 December 2018 shall not exceed $1,000,000,000, and (ii) any Financial Year from and including the Financial Year ended 31 December 2019 shall not exceed $1,500,000,000 provided that the figure of $1,500,000,000 shall be replaced by the figure $1,200,000,000 until such time as the Borrower delivers a Compliance Certificate for two consecutive completed Reference Periods for which a Compliance Certificate was required to have been delivered under this Agreement showing the Consolidated Leverage Ratio to be equal to or less than 5.25:1.”

(b)	Clause 21.2(d)(Caliza Capital Expenditure) will be amended so that the wording underlined and in bold below is added to the Clause:

“(d)

Caliza Capital Expenditure: in addition to the amount referred to in paragraph (c) above, the Caliza Group shall be entitled to incur Capital Expenditure in an aggregate amount (when aggregated with all other amounts of Caliza Expansion Capital then incurred but, subject to paragraph (f) below, excluding any amount of Capital Expenditure that is funded from Relevant Proceeds of the Caliza Group) not exceeding the Caliza Expansion Capital Permitted Limit over the life of the Facilities.”

(c)	Clause 21.2(e)(Centurion Capital Expenditure) will be amended so that the wording underlined and in bold below is added to the Clause:

“(e)

Centurion Capital Expenditure: in addition to the amount referred to in paragraph (c) above, the Centurion Group shall be entitled to incur Capital Expenditure in an aggregate amount (when aggregated with all other amounts of Centurion Expansion Capital then incurred but, subject to paragraph (f) below, excluding any amount of Capital Expenditure that is funded from Relevant Proceeds of the Centurion Group) not exceeding the Centurion Expansion Capital Permitted Limit over the life of the Facilities.”

(d)	A new Clause 21.2(f) is inserted into the Facilities Agreement as follows:

“(f)

Limitation on use of certain Relevant Proceeds: the provisions of paragraph (c), paragraph (d) and paragraph (e) above that permit the Borrower to exclude any amount of Capital Expenditure that is funded from Relevant Proceeds that are Caliza Proceeds, Centurion Proceeds, Disposal Proceeds or Permitted Put/Call Proceeds from falling within the limitations set out therein shall only apply on and from the date on which the Borrower delivers a Compliance Certificate for two consecutive completed Reference Periods for which a Compliance Certificate was required to have been delivered under this Agreement showing the Consolidated Leverage Ratio to be equal to or less than 5.25:1.”

4.	Amendments to flexibilities provided in Permitted Acquisitions

Each of paragraph (l) and sub-paragraphs (i) and (ii) of paragraph (p) of the definition of Permitted Acquisition will be amended as follows:

(a)	Paragraph (l) will be amended so that the wording underlined and in bold below is added to the definition:

“(l)

any other acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) provided that the aggregate amount of the consideration for such acquisitions does not exceed $400,000,000 (or its equivalent in any other currencies) in any Financial Year, and provided further that:

(i)

the figure of $400,000,000 shall be replaced by the figure $250,000,000 until such time as the Borrower delivers a Compliance Certificate for two consecutive completed Reference Periods for which a Compliance Certificate was required to have been delivered under this Agreement showing the Consolidated Leverage Ratio to be equal to or less than 5.25:1; and

(ii)

if (x) an asset is acquired by a member of the Group pursuant to this paragraph (l); and (y) such asset is the subject of a Disposal by the Group within 12 Months of the date of completion of its acquisition, the unutilised portion of the amount referred to above in respect of that Financial Year shall be increased by an amount equal to the lower of (A) the amount of the consideration originally paid by the relevant member of the Group which acquired such asset and (B) the amount of the Disposal Proceeds received for such Disposal;”

(b) The following wording underlined and in bold below will be added to the end of each of sub-paragraph (i) and (ii) of paragraph (p) of the definition of Permitted Acquisition:

“provided that such acquisitions shall be permitted only on and from the date that the Borrower delivers a Compliance Certificate for two consecutive completed Reference Periods for which a Compliance Certificate was required to have been delivered under this Agreement showing the Consolidated Leverage Ratio to be equal to or less than 5.25:1,”

5.	Amendments to Permitted Share Buy-back

The definition of Permitted Share Buy-back will be amended so that the wording underlined and in bold below is added to the definition:

“”Permitted Share Buy-back” means any acquisition or repurchase by the Borrower, directly or indirectly, of its own shares (or securities representing such shares), provided that (i) the aggregate value of all shares (or securities representing such shares) acquired or repurchased by it pursuant to this definition does not exceed US$500,000,000 (or its equivalent) and (ii) such acquisition or repurchase will only be permitted if, at the time of such acquisition or repurchase, the Consolidated Leverage Ratio reported in the Compliance Certificate delivered most recently prior to the date of the proposed acquisition or repurchase shows a Consolidated Leverage Ratio of 4.50:1 or less.”

6.	Amendments to general basket for Permitted Loans

Paragraph (j) of the definition of Permitted Loan will be amended so that the wording underlined and in bold below is added to the definition:

“(j)

any other loan(s) as long as the aggregate principal amount of the Financial Indebtedness under any such loan(s) does not exceed $250,000,000 (or its equivalent) at any time provided that the figure of $250,000,000 shall be replaced by the figure $150,000,000 until such time as the Borrower delivers a Compliance Certificate for two consecutive completed Reference Periods for which a Compliance Certificate was required to have been delivered under this Agreement showing the Consolidated Leverage Ratio to be equal to or less than 5.25:1.”

7.	Updates to reflect the merger of CEMEX México, S.A. de C.V. into CEMEX(included for information only)

Clause 22.28 (Transaction Security) will be updated as follows:

(a)

Sub-paragraph (ii) of paragraph (a) which contains the words “up to 0.1200% of the shares in CEMEX México held by a member of the Group;” shall be deleted. Sub-paragraph (iii) will be renumbered to be sub-paragraph (ii) and the word “and” shall be included immediately prior to the number (ii).

(b)	The words “(other than CEMEX México)” appearing in the last line of paragraph (a) shall be deleted.

Signatures

Borrower and Obligors’ Agent

For and on behalf of CEMEX, S.A.B. de C.V.

By:	/s/ Patricio Trevino Garza

Name:	Patricio Trevino Garza

Title:	Attorney-in-fact

[Signature Page to Amendment Agreement in relation to the Facilities Agreement]

The Mexican Obligors

For and on behalf of CEMEX Concretos, S.A. de C.V.

By:	/s/ Patricio Trevino Garza

Name:	Patricio Trevino Garza

Title:	Attorney-in-fact

[Signature Page to Amendment Agreement in relation to the Facilities Agreement]

For and on behalf of CEMEX Operaciones México, S.A. de C.V.

By:	/s/ Patricio Trevino Garza

Name:	Patricio Trevino Garza

Title:	Attorney-in-fact

[Signature Page to Amendment Agreement in relation to the Facilities Agreement]

For and on behalf of CEMEX Transporte, S.A. de C.V.

By:	/s/ Patricio Trevino Garza

Name:	Patricio Trevino Garza

Title:	Attorney-in-fact

[Signature Page to Amendment Agreement in relation to the Facilities Agreement]

Agent

For and on behalf of CITIBANK EUROPE PLC, UK BRANCH

By:	/s/ Alasdair Garnham

Name:	Alasdair Garnham

Title:	Vice President

[Signature Page to Amendment Agreement in relation to the Facilities Agreement]